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How AMED is supporting Japanese researchers tackling the novel coronavirus

Japanese medical R&D funding body AMED has thrown its weight behind projects aiming to prevent or treat COVID-19.

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AMED
Japan Agency for Medical Research and Development

As the world struggles to adjust to a new normal with the novel coronavirus, researchers around the globe are working to end the pandemic. In Japan, AMED is supporting scientists to contribute to the international effort to develop a vaccine, as well as drugs to treat COVID-19, the disease caused by severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2).

False-color transmission electron micrograph of a SARS-CoV-2 coronavirus particle isolated from a UK COVID-19 patient.(c) NATIONAL INFECTION SERVICE/SCIENCE PHOTO LIBRARY

Quest for a vaccine

The most eagerly awaited defence against the coronavirus is a vaccine. Around the world, countries have pledged billions of dollars to support vaccine research and implementation, and there are more than 70 candidates in development. In May, Osaka-based pharmaceutical company Shionogi & Co. said it hopes to begin clinical trials this year with an eye to launching a vaccine as early as autumn 2021. It's aiming to produce enough vaccine for 10 million people, and is working with its subsidiary, Yokohama-based manufacturer, UMN Pharma, and researchers at Japan's National Institute of Infectious Diseases (NIID).

The research is supported by funds from the Japan Agency for Medical Research and Development (AMED), which was established by the Japanese government in 2015 to support medical R&D in various fields, ranging from basic research to clinical trials. AMED is funding at least five research projects related to COVID-19. Aside from the vaccine effort, it’s supporting basic science for coronavirus rapid- diagnosis kits and therapeutic drugs to treat patients with COVID-19, and exploring the use of animal models such as hamsters, mice, and ferrets.

The NIID vaccine candidate’s primary component, known as the antigen, is a protein molecule that triggers an immune response specific to the COVID-19 virus. This is created using a method known as the baculovirus-expression vector system (BEVS).

“The products of BEVS have already been used in human papillomavirus vaccine and influenza HA vaccine,” says Hideki Hasegawa, director of the NIID’s Influenza Virus Research Center, and the project’s principal investigator. “Through our experience of influenza vaccine studies, we know that serum IgG antibodies are not protective against viral infection in upper respiratory epithelial cells. Secretory IgA antibodies instead play an essential role in the prevention of respiratory tract infection. So our final target is a COVID-19 mucosal vaccine which induces protective secretory IgA antibody in the respiratory tract mucosa.”

Like many vaccines, the NIID candidate also contains a molecule known as an adjuvant, which aims to strengthen the immune response, and reduce the amount of antigen required. The team is planning to use TLR9 or TLR3 agonists as the adjuvant, according to Hasegawa, who is also collaborating with Kyushu University, as well as Florida-based AIM Immuno Tech for adjuvant candidates.

Work at the NIID is progressing despite the requirement to study the virus in biosafety level-3 facilities, which demands protective clothing and equipment such as biosafety cabinets. There are also limits on meeting colleagues physically, even though social restrictions have not been as stringent in Japan relative to some countries.

A multifront fight

AMED is supporting research efforts in drug discovery, including an open-label, randomized clinical trial to evaluate favipiravir, a drug developed by Fujifilm Holdings’ unit Fujifilm Toyama Chemical Co. for influenza. There are hopes that favipiravir, marketed as Avigan, might help moderate and mild cases of COVID-19.

With AMED backing, NIID researchers have also been searching for compounds that can inhibit growth of the virus through methods such as random screening of existing approved drug libraries. They’re also focused on antibodies.

“By using a high-throughput monoclonal antibody isolation technique, a human- type therapeutic monoclonal antibody against the virus is rapidly being established,” says Makoto Takeda, director of the NIID’s Department of Virology 3 and principal investigator of the project. “Currently, work is being done on the analysis of infection mechanisms; purification and structural analysis of high- purity proteins; screening of small-molecule compound libraries; preparation of recombinant antigens targeting therapeutic antibodies; research and development of human monoclonal antibodies using these antigens; screening of existing drugs; virus propagation development of a real-time reverse transcription polymerase chain reaction system for monitoring systems; and screening of natural compound libraries.”

One of those natural compounds has shown potential. The anti-inflammatory cepharanthine, isolated from the perennial vine Stephania cephalantha Hayata, has been used in Japan for decades to treat disorders such as a low white blood cell count, dry mouth and alopecia. In a paper published on BioRxiv, a preprint repository for studies that have not been peer-reviewed, Takeda and colleagues describe how they developed a SARS-CoV-2 isolation and propagation system that helped them create an efficient screening system for antiviral drugs. Computer modeling showed that a drug called nelfinavir could inhibit viral replication while cepharanthine could stop the virus from latching onto and entering cells and in vitro assays highlighted their synergistic effect against the virus. “Combining nelfinavir/cepharanthine enhanced their predicted efficacy to control viral proliferation, to ameliorate both the progression of disease and risk of transmission,” the authors wrote.

Defeating the coronavirus is a mammoth effort. While working to find other potential tools to help the effort, Takeda is encouraged that Japan is still able to contribute.

“Of course, Japan may also face the risk of explosion of cases like the US or Europe,” he says, “but our knowledge on COVID-19 is greater than before, and every day we learn more about what we should do to contain COVID-19.”

AMED is seeking experience international researchers to review grant proposals submitted to AMED. If you are interested in becoming a grant reviewer, find out more here.